SALE OF BUSINESS AGREEMENT

between

FOLMINK DELWERY CC

REGISTRATION NO. CK 1990/021880/23

and

H C VAN WYK DIAMONDS LIMITED

REGISTRATION NO. 2001/006812/06

27.	GENERAL	31

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SCHEDULE A	-	WARRANTIES
SCHEDULE A1	-	DISCLOSURE SCHEDULE
SCHEDULE B	-	FIXED ASSETS
SCHEDULE C	-	SALE LIABILITIES
SCHEDULE D	-	TRANSFERRING EMPLOYEES

SALE OF BUSINESS AGREEMENT

1.	PARTIES

1.1	FOLMINK DELWERY BK

1.2	H C VAN WYK DIAMONDS LIMITED

2.	INTERPRETATION

2.1	The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“Accounts Receivable”	all and any amounts owed to the Seller by Debtors of the Business as at the Accounting Date including, without limitation, prepayments and deposits but excluding any provisions relating thereto

“Act”	the Close Corporations Act, 1984, as amended

“Agreement”	this agreement read with all the schedules hereto

“Business”	the diamond prospecting and mining business conducted by the Seller on the farm Makoenskloof, as a going concern, comprising the Sale Assets and the Sale Liabilities

“Business Day”	any day other than a Saturday or a Sunday or a day which from time to time is a proclaimed public holiday in South Africa

“Closing Date”	The 1st June 2007

“Consideration”	the purchase consideration payable by the Purchaser to the Seller for the Business in terms of 5

“Contracts”

all written and oral contracts with customers and suppliers of the Business and all orders placed in connection with the Business with suppliers and all other agreements entered into in connection with the Business.

“DME”	the Department of Minerals and Energy

“Effective Date”	The day following the date of signature by the purchaser of this agreement

“EMP”	the Environmental Management Plan in respect of the Property

“Environmental Legislation”

all laws (constitutional, statutory or common) (including but not limited to the National Water Act, 1998; the National Environmental Management Act, 1998; the Environment Conservation Act, 1989; the Atmospheric Pollution Prevention Act, 1965 (to be replaced with the Air Quality Management Act, 2005); the Water Services Act, 1998; the Hazardous Substances Act, 1973; the National Heritage Resources Act, 1999; the World Heritage Convention Act, 1999; the Minerals Act, 1991; all statutory instruments, provincial ordinances and statutes, municipal government by-laws relating to the Environment, government notices, circulars, codes of practice, guidelines, decisions, regulations, orders, demands, and criteria, injunctions or judgements of any court, administrative or regulatory authorities, central government, provincial government, municipal or any other body with responsibility for the protection of the

Environment (including but not limited to the health and safety of the public, employees, plants and animals)

“Excluded Assets”	collectively,

	º	Accounts Receivable; and

	º	cash-on-hand and at the bank,

	º	recovered diamonds

as at the date immediately preceding the

Effective date

“Excluded Liabilities”	all liabilities of the Business as at the Closing Date other than the Sale Liabilities

“Fixed Asset Register”	the fixed asset register kept by the Seller in connection with the Business

“Fixed Assets”

the fixed assets owned by the Seller and used exclusively in connection with the Business as at the Closing Date, including without limiting the generality of the foregoing, the Property, the plant, machinery and equipment, computer and office equipment, furniture and fittings and motor vehicles, all as reflected in Schedule B hereto

“Income Tax Act”	the Income Tax Act, 58 of 1962, as amended

“Inventory”

the stock-in-trade of the Business as at the Closing Date, including stocks of raw and packaging materials, stock-in-transit, work-in- progress, machinery spares and other spares, stores and consumables

“JSE”	the JSE Limited

“LRA”	the Labour Relations Act, No. 66 of 1995 (as amended)

“Minister”	the Minister of the DME

“Month”	a calendar month

“MPRD Act”	the Mineral and Petroleum Resources Development Act, No. 28 of 2002

“Parties”	the Purchaser and the Seller, collectively, and “Party” shall refer to either of them, as the context requires

“Purchaser”	H C van Wyk Diamonds Limited, registration number 2001/006812/06

“RV”	Rockwell Ventures or any subsidiary company listed on the JSE

“Sale Assets”	the assets of the Seller which constitute the

Business as at the Closing Date, comprising:
	º	the Fixed Assets
	º	the Inventory;
	º	the Contracts; but

specifically excluding the Excluded Assets

“Sale Liabilities”	such outstanding payments to creditors of the Business in respect of any of the Sale Assets at the Closing Date.

“Seller”	FOLMINK DELWERY BK, registration number CK 1990/021880/23

“Signature Date”	the date of last signature of this Agreement

“Transaction”	the acquisition by the Purchaser of the Business from the Seller as contemplated in this Agreement

“Transferring Employees”	the persons employed by the Seller in

connection with the Business as at the Closing Date, details of whom, as at the Signature Date, are set out in Schedule D hereto

“VAT”	value-added tax payable in terms of the VAT Act

“VAT Act”	the Value-Added Tax Act, No. 89 of 1991, as amended

“Warranties”	the warranties in connection with the Business given to the Purchaser by the Seller as set out in Schedule A hereto.

2.3

If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4	Any reference to an enactment is to that enactment as at the Signature Date.

2.5	Unless inconsistent with the context, an expression which denotes:

2.5.1	any gender includes the other genders;

2.5.2	a natural person includes an artificial person and vice versa;

2.5.3	the singular includes the plural and vice versa.

2.6	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7	The rule of construction that a contract shall be interpreted against the party responsible for the drafting or preparation of such contract, shall not apply.

2.8	The schedules and annexures to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules and/or annexures.

3.	INTRODUCTION

3.1	The Seller owns and conducts the Business.

3.2	The Seller has agreed to sell the Business to the Purchaser, which has agreed to purchase the Business, as a going concern, on the terms and conditions contained in the Agreement.

3.3	The Parties wish to record their agreement in writing.

4.	SALE AND PURCHASE

With effect from the Signature Date the Seller sells and the Purchaser hereby purchases the Business as a going concern, subject to the terms and conditions of this Agreement, it being specifically recorded that:

4.1

All amounts owing to the purchaser by the seller shall be set of against the purchase price and be deducted from the balance purchase price, which amounts shall include but not be limited to: all amounts advanced to the seller by the purchaser, settlement amounts paid to the financial institutions and or creditors regarding the encumbered assets referred to in “Schedule B” and all other amounts paid by the purchaser to the seller or by the purchaser on behalf of the seller.

5.	CONSIDERATION AND PAYMENT

5.1

The Consideration, inclusive of VAT at 0%, (ZERO PERCENT), as this transaction is concluded as sale of a going concern, shall be an amount equal to the aggregate of R21,300,000-00 (TWENTY ONE MILLION THREE HUNDRED THOUSAND RAND).

5.2	The Consideration shall be discharged as follows:

5.2.1	Payment in the amount of R500,000-00 (FIVE HUNDRED THOUSAND RAND) inclusive of VAT, to the seller by the purchaser on the 30th of April 2007.

5.2.2	Payment of an amount of R1,000,000-00 (ONE MILLION RAND) inclusive or VAT, on the closing date

5.2.3	The balance owing by the purchaser to the seller after the set off or deduction of the amounts as referred to in clause 4.1 supra shall be payable by the purchaser to the seller as follows:

5.2.3.1

An amount of R3,000,000-00 (THREE MILLION RAND) of the balance purchase price shall be payable by way of RV shares, the said share price per share to be calculated as soon as possible after signature of this agreement, and if so required by the seller to be verified by an independent auditor agreed upon by both parties.

5.2.3.2

The balance payable to the seller by the purchaser after deduction of the share allocation amount of R3,000,000-00 (THREE MILLION RAND) shall be payable by way of monthly payments of R500,000-00 (FIVE HUNDRED THOUSAND RAND) (VAT inclusive) until the purchase price plus interest has been paid in full.

5.2.3.3	The said allocated shares as referred to in clause 5.2.3.1 surpa shall not be exchanged, or traded, or sold in any manner, by the seller for a period of one (1) year after date of listing.

5.2.3.4

In the event that such listing is not concluded or is not finalised on or before the 28th of February 2008, the outstanding balance shall be payable by the purchaser to the seller by way of monthly cash payments of R1,000,000-00 (ONE MILLION RAND) (VAT inclusive) on the same terms and conditions as set out hereunder.

5.2.4	The monthly payments shall attract interest calculated at the prime rate of Standard Bank as effective from time to time.

5.2.5

The said payment shall be payable by the purchaser to the seller on or before the 3rd day of each month with the first payment on the 3rd day of July 2007 and such payments shall subsist until the full purchase price plus interest has been paid in full by the purchaser to the seller.

6.	SALE LIABILITIES

The Purchaser:

6.1	shall assume responsibility and liability for the due and proper discharge of the Sale Liabilities with effect from the Effective Date; and

6.2

accordingly, hereby indemnifies and holds the Seller harmless from and against all and any claims, loss, damages or expenses of whatsoever nature which the Seller may suffer or incur in respect of the Sale Liabilities after the Effective date.

7.	ALLOCATION OF THE CONSIDERATION

The amount of the Consideration shall be allocated to the Sale Assets as follows:

7.1	an amount equal to the net book value of the Fixed Assets as reflected in Schedule B annexed hereto; and

7.2	to goodwill, NIL

8.	VALIDATION

8.1	For the purposes of determining and ascertaining that the Fixed Assets and the Inventory are available and present for transfer on the Effective Date, representatives of the Seller and the Purchaser shall conduct a physical stocktake on the day preceding the Effective Date.

8.2	The Seller and the Purchaser, or their duly authorised representatives, shall prepare stock sheets reflecting the quantity and presence of all items and sign same. The stock sheets are intended to identify the Fixed Assets and the Inventory and the value ascribed to same and shall be subject to correction for any manifest error.

8.3	Should any dispute arise as to the quality, quantity, identity or value of any of the items in relation to the Fixed Assets and/or the Inventory, the dispute shall be referred for decision to the Seller’s auditors, whose decision shall in the absence of manifest error, be final and binding on the Parties and who in so determining shall be acting as experts and not as arbitrators.

9.	CLOSING

9.1	At 10:00 on the Closing Date, representatives of the Parties shall if necessary meet at the business site at the Farm Makoenskloof for purposes of a closing meeting.

9.1.1

deliver the Business to the Purchaser as it then exists in such place or places as the Business shall then be situated, by placing the Purchaser in control thereof, in the event that this has not already transpired

9.1.2

place the Purchaser in control of all books and records relating to the Business other than the statutory records and books of account of the Seller, to which the Purchaser shall be entitled to have reasonable access in relation to all matters affecting the Business. The Seller shall be entitled to have reasonable access to and to make copies of such documents and records of the Business which are transferred to the Purchaser, in so far as they refer to periods prior to the Closing Date and which are required by the Seller to meet its obligations arising prior to the Closing Date and for no other purpose.

9.2

As soon as possible after the Closing Date and after being requested to do so in writing by the Purchaser, the Seller shall sign all such documents as may be necessary to effect registration of transfer of any of the Sale Assets in any public registry, the transfer of which are capable of being so registered, in the event that this has not already transpired.

.

10.	CONTRACTUAL OBLIGATIONS OF THE SELLER IN RESPECT OF THE BUSINESS

10.1

This Agreement constitutes the necessary cession and delegation of the Contracts as at the Closing Date to the Purchaser. On or as soon as possible after the Closing Date, the Seller shall deliver to the Purchaser such documents, duly prepared and completed by the relevant third parties at the Purchaser’s own cost as may be necessary and/or required to cede and delegate to the Purchaser all of the Seller’s rights and obligations respectively under such Contracts and to vest ownership in and to such Contracts in the Purchaser with effect from the Closing Date.

10.2

Both the Seller and the Purchaser undertake together to approach the other party or parties to any of the Contracts as at the Closing Date to which the Seller is a party with a view to procuring the consent of such other party or parties to the cession by the Seller to the Purchaser, with effect from the Closing Date, of all the Seller’s rights and delegation of its obligations in terms of any such Contracts to the Purchaser.

10.3

To the extent that any contracting party to any of the Contracts ceded and assigned to the Purchaser hereunder, does not agree to the delegation by the Seller to the Purchaser of the Seller’s obligations under such Contract, the Parties shall co-operate in such ways as may be necessary and/or incidental or otherwise in carrying into effect the intent and import of such proposed cession and delegation, and all benefits and risks emanating from any such Contract from the Closing Date shall be for the Purchaser’s account. Without waiving or abrogating any of the rights or remedies arising from or in connection with the Contracts so ceded and assigned to it, the Purchaser undertakes to discharge such obligations and liabilities as and when they fall due for performance or payment, and hereby indemnifies the Seller accordingly.

10.4

As between Seller and the Purchaser, from the Closing Date, the Purchaser shall be entitled to and shall be responsible for the rights and obligations of the Seller arising under or by virtue of the Contracts ceded and assigned to the Purchaser hereunder and in the event that this has not already transpired.

10.5

Between the Signature Date and the Closing Date the Seller will not agree to any variation of a material nature to, or the cancellation of, any of the Contracts without the Purchaser’s prior written consent which consent will not be unreasonably withheld.

10.6

The Purchaser shall account in full to the Seller in respect of any receipts and/or refunds received by it after the Closing Date which relates to the period prior to the Closing Date in respect of the Business and shall remit such receipts and refunds to the Seller immediately upon receipt of same.

10.7

The Seller shall account in full to the Purchaser in respect of any receipts and/or refunds received by it after the Closing Date which relates to the period after the Closing Date in respect of the Business and shall remit such receipts and refunds to the Purchaser immediately upon receipt of same.

11.	OWNERSHIP, POSSESSION, RISK AND BENEFIT

11.1	Ownership in and to the Business shall pass to the Purchaser on the Effective Date.

11.2	Risk and benefit in and to the Business shall pass to the Purchaser on the date of signature hereof.

12.	INSURANCE

The Seller shall, until the closing date, continue to maintain as current and paid- up to date all policies of insurance relating to and/or in connection with the Sale Assets on the same basis as such assets are insured in the ordinary course of conduct of the Business.

.
13.	EMPLOYEES

13.1	The Parties agree that with effect from the Closing Date, Section 197(2)(a) of the LRA shall be applicable in relation to the Transferring Employees and that accordingly:

13.1.1

the Purchaser is automatically substituted as the “New Employer” in the place of the Seller as the “Old Employer” in respect of all contracts of employment in existence as at the Closing Date, between the Seller and the Transferring Employees;

13.1.2

all the rights and obligations between the Old Employer and the Transferring Employees as at the Closing Date shall continue in force as if they had been rights and obligations between the New Employer and the Transferring Employees; and

13.1.3

anything done before the Closing Date by or in relation to the Old Employer, including the dismissal of any employee or the commission of an unfair labour practice or act of unfair discrimination, is considered to have been done by or in relation to the New Employer; and

13.1.4

the transfer does not interrupt the continuity of employment of the Transferring Employees, or any of them, and the contract of employment of the Transferring Employees, or any of them, continues with the New Employer as if with the Old Employer.

13.2	The Seller, as the Old Employer, and the Purchaser, as the New Employer, hereby agree, for the purposes of Section 197(7) of the LRA that:

13.2.1

the valuation as at the Closing Date of the leave pay accrued to the Transferring Employees shall be the aggregate amount as reflected in Schedule D and the proportionate share of such leave pay due to each Transferring Employee shall be as indicated in Schedule D hereto and payable to the Seller to the Purchaser by way of set of against the purchase price.

13.2.2	the severance pay that would have been payable to the Transferring Employees as at the Closing Date in the event of a dismissal by reason of the employer’s operational requirements would have been the aggregate amount which would have been payable to each Transferring Employee shall be as reflected in Schedule D hereto; and payable to the Seller to the Purchaser by way of set of against the purchase price.

13.2.3

the value of any other payments that have accrued to the Transferring Employees but have not been paid to them by the Old Employer, shall be the aggregate amount set out in Schedule D and the proportionate share of such amount due to each Transferring Employee shall be detailed in Schedule D hereto and payable to the Seller to the Purchaser by way of set of against the purchase price.

13.3	The list of Transferring Employees contained in Schedule D hereto, shall detail the amounts due to each of the Transferring Employees in terms of 13.2.1, 13.2.2 and 13.2.3.

13.4	The Seller and the Purchaser hereby agree, in terms of Section 197(7)(b) of the LRA that:

13.4.1

the Purchaser is responsible for paying all of the amounts referred to in clause 13.2.1, it being specifically recorded that there shall be no apportionment of liability between the Seller and the Purchaser, and that the Purchaser shall be responsible for and shall pay the full amount specified in clause 13.2.1; and

13.4.2	should any of the Transferring Employees be dismissed by reason of the operational requirements of either the Seller or the Purchaser, the amount as specified in terms of clause 13.2.2 shall be payable by the Purchaser to any of the Transferring Employees so dismissed and the Purchaser indemnifies the Seller in respect of any claim made against the Seller in respect thereof; and

13.4.3

the Purchaser shall be liable to pay all accrued leave pay and the amounts envisaged in 13.2.3 to the Transferring Employees as and when the Transferring Employees shall become entitled to such payment.

13.5

The Parties hereby irrevocably and unconditionally acknowledge that this clause 13 and the arrangements contemplated in terms thereof constitute compliance by them with the provisions of Section 197 of the LRA.

13.6

The Seller shall have no claim of whatsoever nature against the Purchaser arising from any industrial action or unrest on the part of the Transferring Employees, or any of them, prior to the Closing Date; and the Purchaser shall have no claim of whatsoever nature against the Seller in respect of any industrial action or unrest on the part of the Transferring Employees, or any of them, with effect from the Closing Date.

13.7

The Seller shall discharge any and all of its obligations to the Transferring Employees, arising from or in connection with the employment by the Seller of the Transferring Employees and which are due and owing prior to the Closing Date (including, but not limited to, any amounts which may be due to Transferring Employees arising from the failure by the Seller to comply with the provisions of applicable legislation and regulations relating to health and safety), excluding the amounts referred to in 13.4 and indemnifies the Purchaser against any and all claims arising from or in connection with this obligation.

13.8

The contents of this clause 13 do not constitute, nor shall they be deemed to constitute a stipulation for the benefit of the Transferring Employees, nor shall the Transferring Employees, or any of them, be entitled to accept and/or to enforce any of the obligations arising in terms of and/or in connection with this clause 13.

14.	VALUE-ADDED TAX

14.1

It is recorded that the Purchaser and the Seller are of a view that the sale of the Business as a going concern on the basis set out in this Agreement, will be zero-rated in terms of Section 11(1)(e) of the VAT Act for the reasons that the Purchaser and the Seller agree that:

14.1.1	the salient terms of this Agreement are the sale as one indivisible transaction of an enterprise (referred to herein as the Business);

14.1.2	such enterprise is sold as a going concern as at the Closing Date to the Purchaser;

14.1.3	such enterprise is and will be an income earning activity as at the Signature Date, the Closing Date and the Closing Date and will be transferred as such;

14.1.4	all the assets of such enterprise necessary for its continued operation are being sold in terms hereof.

14.2	The Seller and the Purchaser warrant that at the Closing Date they will be registered as vendors for purposes of the VAT Act.

14.3	The Parties record that the Consideration referred to in 5 is inclusive of VAT at the rate of zero percent.

14.4

The Seller shall furnish the Purchaser with an appropriate tax invoice on a zero-rated basis by no later than the Closing Date. In the event that the Purchase Price or any part thereof, attracts VAT at a higher rate than zero percent, the Purchaser shall be obliged, on written demand delivered to it by the Seller, to pay the amount of such value-added tax including, without limitation all penalties and/or interest which shall have accrued in respect of and/or relating to the value-added tax payable in respect of the Consideration recorded in this Agreement to the Seller against delivery of an appropriate tax invoice.

15.	WARRANTIES AND UNDERTAKINGS BY THE SELLER

15.1	The Seller gives to the Purchaser the Warranties set out in Schedule A hereto in connection with the Business.

15.2	Save as otherwise specifically provided in this Agreement and in Schedule A hereto, the Seller gives no warranties or undertakings and makes no representations, whether express or implied, written or oral, in connection with the Business.

15.3	Unless otherwise stated in Schedule A1, or otherwise required by the context, the Warranties shall apply as at the Signature Date and the Closing Date, and during the periods between those dates.

15.4

The liability of the Seller in respect of all claims made in respect of any representations, undertakings or Warranties contained in this Agreement with respect to the ownership and entitlement of the Seller to dispose of the Sale Assets shall be limited to 100% of the Consideration referred to in 5.1.

15.5

Notwithstanding any other provision of this Agreement, any representations, undertakings or Warranties herein contained, to the extent remediable if breached, shall not, if breached, entitle the Purchaser to commence an action for damages unless the Seller is given 14 days prior written notice of such breach and such breach is not remedied within the 14 days notice period.

16.	CONFIDENTIALITY

16.1

None of the Parties shall issue any press release or any other public document or make any public statement in each case relating to or connected with or arising out of this Agreement, or the matters contained herein without obtaining the prior approval of the other Party to the contents thereof and the manner of its presentation and publication; provided that such approval shall not be unreasonably withheld or delayed.

16.2

In the case of a release, announcement or document which is required to be given, made or published by law the Party liable so to give, make or publish the same shall give to the other Party as much advance warning thereof as is reasonable in the circumstances together with drafts or a copy thereof as soon as it is at liberty so to do.

16.3

Each of the Parties shall at all times keep confidential (and shall ensure that its employees, advisors and agents shall keep confidential) any confidential information which it has acquired or may acquire in relation to the other Party to this Agreement save for any information:

16.3.1	which is publicly available or becomes publicly available through no act or default of the first mentioned Party; or

16.3.2

which was in the possession of that Party prior to its disclosure otherwise than as a result of any breach by a Party of any obligation of confidentiality owed to the other Party whether pursuant to this Agreement, the Confidentiality Agreement or otherwise; or

16.3.3	which is disclosed to that Party by a third party which did not acquire the information under an obligation of confidentiality; or

16.3.4	which is independently acquired by that Party as a result of work carried out by a person to whom no disclosure of such information has been made,

and shall not use or disclose such information except with the consent of the other Party or in accordance with an order of court of competent jurisdiction or in order to comply with any law or governmental regulations by which the Party concerned is bound.

16.4	The Parties shall ensure that their respective advisors, officers, employees and agents shall observe a similar obligation of confidence in favour of the other of them.

16.5

This confidentiality undertaking does not supersede the obligations of the Purchaser arising under any confidentiality agreement entered into between the Parties, but shall be in addition thereto and shall survive the termination of this Agreement for whatsoever reason for a period of 3 years after such termination.

17.	INSOLVENCY ACT PUBLICATION

17.1	The Parties agree that notice of the Transaction will not be published as contemplated in Section 34 of the Insolvency Act, No. 24 of 1936 (as amended) ("the Insolvency Act").

17.2	The Seller indemnifies the Purchaser against any loss or damage which the Purchaser may suffer as a result of notice of this transaction not being published in terms of the Insolvency Act.

18.	RESOLUTION

On the Signature Date, the Seller shall deliver to the Purchaser a certified copy of a resolution of its members in respect of the sale of the Business to the Purchaser in terms of this Agreement.

19.	BREACH

Should any Party ("Defaulting Party") commit a breach of any of the provisions hereof, then any of the other Parties ("Aggrieved Party") shall, if it wishes to enforce its rights hereunder against the Defaulting Party arising from such breach, be obliged to give the Defaulting Party not less than 14 days written notice to remedy the breach. If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, without prejudice to the Aggrieved Party's rights to claim damages. The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law.

20.	DOMICILIUM

20.1	The Parties choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

	the Seller:	The Farm Holpan
District Barkly West
and
	the Purchaser:	35 Curlewis Street
Potch Industria
POTCHEFSTROOM
.
.
20.2

Any Party shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number in South Africa, and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

20.3	All notices, demands, communications or payments intended for any Party shall be made or given at such Party's domicilium for the time being.

20.4	A notice sent by one Party to any of the other Parties shall be deemed to be received:

20.4.1	on the same day, if delivered by hand, on a Business Day during normal business hours in the jurisdiction of the relevant Party, failing which, the next succeeding Business Day in that jurisdiction;

20.4.2

if transmitted by telefax on any Business Day during normal business hours in the jurisdiction of the relevant Party with receipt received confirming completion of transmission, on the date of transmission, alternatively the first Business Day immediately after the date of transmission;

20.4.3	on the seventh day after posting, if sent by prepaid registered mail.

20.5

Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

21.	COSTS

Each party will be responsible for payment of his own legal costs in connection with the preparation and all attendances with regard to the drawing of this option agreement.

22.	ARBITRATION

22.1	Save as otherwise specifically provided in this Agreement, any dispute amongst the Parties in regard to:

22.1.1	the interpretation of;

22.1.2	the effect of;

22.1.3	the Parties' respective rights and obligations under;

22.1.4	a breach of;

22.1.5	any matter arising out of; this Agreement shall be decided by arbitration in the manner set out in this clause.

22.2	The said arbitration shall be held subject to the provisions of this clause:

22.2.1	at Kimberley;

22.2.2	informally;

22.2.3	otherwise in accordance with the rules of the Arbitration Foundation of Southern Africa or any successor or replacement body (if any) (“AFSA”);

it being the intention that if possible it shall be held and concluded within 21 Business Days after it has been demanded.

22.3

If AFSA ceases to exist or declines to accept the hearing of the dispute, the dispute shall be submitted to and decided by arbitration in accordance with rules of AFSA in force immediately before AFSA ceased to exist or declined to accept the hearing of the dispute (as the case may be).

22.4	The arbitrator shall be if the question in issue is:

22.4.1	primarily an accounting matter, an independent accountant with no less than 10 years standing agreed upon amongst the Parties;

22.4.2	primarily a legal matter, a practising Senior Counsel with no less than 10 years standing agreed upon amongst the Parties;

22.4.3	any other matter, an independent person agreed upon amongst the Parties.

22.5

If the Parties cannot agree upon a particular arbitrator in terms of 22.4 above within 7 Business Days after the arbitration has been demanded, the nomination in terms of 22.4.1, 22.4.2 and 22.4.3, as the case may be, shall be made by AFSA at the request of any Party to such dispute.

22.6	The Parties irrevocably agree that the submission to arbitration in terms of this clause 22 is subject to the Parties’ rights of appeal set out hereunder.

22.7

Any Party to the arbitration may appeal a decision of the arbitrator within a period of 20 Business Days after the arbitrator’s ruling has been handed down by giving written notice to that effect to the other Party to the arbitration. The appeal shall be dealt with in accordance with the rules of AFSA by a panel of three arbitrators appointed by AFSA.

22.8

The decision of the arbitrator shall be final and binding on the Parties to the arbitration after the expiry of the period of 20 Business Days referred to in 22.7 if no appeal has been lodged by either Party within such period. A decision which becomes final and binding in terms of this clause 22.8 may be made an order of court at the instance of either Party to the arbitration.

22.9	Nothing herein contained shall prevent or prohibit any Party from applying to the appropriate court for interim or urgent relief.

22.10

The provisions of this clause 22 shall be divisible from any other part of the Agreement and shall survive the termination or cancellation of this Agreement notwithstanding that the rest of the Agreement may be void or voidable.

22.11	The Parties irrevocably agree that the decision in these arbitration proceedings:

22.11.1	shall be binding on them,

22.11.2	shall be carried into effect,

22.11.3	may be made an order of any Court of competent jurisdiction.

23.

24.	SEVERABILITY

If any clause or term of this Agreement should be invalid, unenforceable or illegal, then the remaining terms and provisions of this Agreement shall be deemed to be severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability or illegality goes to the root of this Agreement.

25.	APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed in all respects by and shall be interpreted in accordance with the laws of South Africa, and, subject to the provisions of 22, the

Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa (Northern Cape Provincial Division).

26.	COUNTERPARTS

26.1	This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

25.2	This agreement shall only become binding upon signature thereof by the representative of the purchaser

27.	GENERAL

27.1	This document read with the Property Sale Agreement constitutes the sole record of the agreement between the Parties in regard to the subject matter hereof.

27.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

27.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all of the Parties.

27.4

No indulgence which any of the Parties ("the Grantor") may grant to any of the other Parties ("the Grantee") shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which might have arisen in the past or which might arise in the future.

27.5

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

27.6

No Party shall be entitled to cede, make-over or otherwise transfer all or any of its rights, interest or delegate any of its obligations under and in terms of this Agreement except with the prior written consent of the other Parties.

27.7	The provisions of this Agreement novate and supersede all prior agreements, written or oral, regarding the subject matter hereof.

27.8

Should the Parties fail to agree on any matter which is expressed, in this Agreement, to be subject to agreement amongst the Parties on such matter, such failure shall not be regarded as material to this Agreement and shall not affect the validity and enforceability of this Agreement.

THUS DONE and SIGNED at ___________________________on this the ________________day of ________________________2007.

For and on behalf of
FOLMINK DELWERY BK

by

who warrants his authority hereto

28.

THUS DONE and SIGNED at ___________________________on this the ________________day of ________________________2007.

For and on behalf of
H C VAN WYK DIAMONDS LIMITED

by

who warrants his authority hereto

SCHEDULE A

WARRANTIES

1.	The Warranties in this Schedule are given by the Seller on the basis set forth in clause 15 of the Agreement to which this Schedule A is attached ("the Agreement"):

2.

These Warranties shall apply except as qualified or otherwise amended by the provisions of the Agreement and by the disclosures contained in the disclosure schedule, if any, annexed as Schedule A1 to the Agreement (“the Disclosure Schedule”).

3.	Words and expressions defined in the Agreement shall have the same meaning herein as assigned to them in the Agreement.

Business

4.	The Seller will, against delivery of the Business on the Closing Date, give the Purchaser free and unencumbered ownership of the Business as it exists at the Closing Date.

5.

On the Effective Date no person will have any right (including, inter alia, any option or right of first refusal) to purchase any of the assets of the Business other than in the ordinary course of the Business.

6.

The Seller is not at the Signature Date party to any agreement other than the Contracts and at the Effective Date will not be a party to any other contracts other than those arising in the ordinary course of the Business.

7.

All the Sale Assets owned and used exclusively by the Seller in the conduct of the Business as at the Effective Date (save and except such assets as may have been sold and/or disposed of by the Seller in the ordinary course of the conduct of the Business), will have been sold to the Purchaser in terms of the Agreement.

8.	There will be no amounts owing to creditors of the Business as at the Effective Date which are not reflected in Schedule B and or Schedule C.

9.

The material assets of the Seller required for the conduct of the Business are not at the Signature Date and will not at the Effective Date, except in the ordinary course of the conduct of the Business, be subject to any:

9.1	hire-purchase agreement unless as referred to in Annexure B; or

9.2	credit agreement, instalment sale transaction, leasing transaction or credit transaction unless as referred to in Annexure B; or

9.3	pledge, mortgage, lien, notarial bond; or

9.4	other right in favour of any third person.

10.	The Seller:

10.1	has maintained a register of the Fixed Assets materially in accordance with generally accepted accounting practice; and

10.2	will have, between the Signature Date and the Effective Date, continued in all material respects to carry on the Business in the ordinary course and in accordance with the usual and normal trading style, standards and practices adopted by the Seller as at the Signature Date.

Legal Proceedings

11.	As at the Signature Date, no legal proceedings of a material nature have been instituted against the Seller in respect of the Business.

Contracts

12.

The Contracts in force on the Signature Date have been entered into in the ordinary and regular course of the Business and at the Effective Date any additional Contracts which may have been entered into between the Signature Date and the Effective Date will have been entered into in the ordinary and regular course of the Business.

13.	The Seller is not at the Signature Date in breach of any of its material obligations under the Contracts.

Operations

14.	Between the Signature Date and the Effective Date:

14.1	none of the Fixed Assets of the Business will have been sold or otherwise disposed of for a consideration which is lower than its market value;

14.2	no Fixed Asset will have been acquired for the Business for a consideration which is greater than its market value; and

14.3

in any event the Seller will not have acquired or disposed of any Sale Assets otherwise than under bona fide transactions entered into in the ordinary and regular course of the conduct of the Business.

15.	The Inventory comprising raw materials or work-in-progress shall, at the Effective Date be capable of being used for the production of finished product.

Environmental matters

16.

To the best of the knowledge and belief of the Seller at the Signature Date there has been no atmospheric or ground pollution of a material nature arising out of the conduct of the Business and the operating procedures employed within the Business do not contravene applicable environmental or safety regulations or laws.

17.	To the best of the Seller’s knowledge and belief, the conduct of the Business on the Property has not contaminated the land surrounding any mine or property or any water.

18.

The Seller is not aware of any deficiencies in the waste disposal arrangements carried on at or in respect of the Property or any other property forming part of the Business, which may lead to a failure by the Seller to comply with any Environmental Legislation.

19.	The Seller is not in breach of any of its obligations under the EMP applicable to the Property and has complied with all its rehabilitation obligations in accordance with such programme.

20.

The Seller is not aware of any disputes claims or investigations or other proceedings pending or threatened regarding the use of any property, including the Property, or the release of any substances from any of the forementioned Property forming part of the Business.

21.

The Seller is not aware of any claims, investigations or other proceedings of an environmental nature pending or threatened against the Seller in connection with the conduct of the Business and there is no actual or contingent liability of the Seller to make good, repair, reinstate or clean up the Property or any property forming part of or being used in the conduct thereof.

22.

The Seller is not aware of any water, whether surface or ground water, which may have been contaminated, polluted or the quality thereof altered in the conduct of the Business in such a way that the provisions of current South African water law whether common law or statutory law will have been materially breached.

23.	The Seller is not aware of any dust contamination caused as a result of the operation of the Business which may have materially exceeded any requirement laid down by current South African law.

Transferring Employees

24.

The Seller will not increase or agree to increase any of the remuneration including all perquisites, incentive arrangements and other benefits and emoluments (nor change any of the terms or conditions of employment of any of the Transferring Employees) other than any normal and bona fide increases granted or other bona fide changes made in the ordinary and regular course of carrying on the Business.

25.	All:

25.1	contributions payable at the Effective Date by the Seller and the Transferring Employees or on their behalf to the Seller’s Funds and to the medical aid scheme of which they are members;

25.2	statutory levies and contributions payable at the Effective Date by the Seller and the Transferring Employees or on their behalf,

29.	will be paid by the Seller when due.

26.	As at the Effective Date, there will be no material liabilities of the Seller to the Seller’s Funds in respect of the Transferring Employees arising by reason of past service recognised by the Seller.

27.

All Transferring Employees who are participants under any of the incentive schemes of the Seller will be entitled to exercise their rights under such schemes arising from them ceasing to be employed by the Seller and no liability will attach to the Purchaser arising out of the exercise of such rights under such schemes.

SCHEDULE “A1”

DISCLOSURE SCHEDULE

FIXED ASSETS - SCHEDULE B

FOLMINK DELWERY BK -
CK1990/021880/23

YEAR	MAKE	TYPE	MODEL NR		REG NR	VALUE	SETTLEMENT
2003	MERCEDES BENZ	ACTROS	2-3348/45		FPL612NW	480 000.00	459 853.59
2007	MERCEDES BENZ		1317			394 000.00	314 000.00
	JOHN DEERE	TRACTOR	2140		X000062	20 000.00
1995	JOHN DEERE	TRACTOR	2351			60 000.00
2005	TOYOTA	LWB	3.0		FKK298NW	101 000.00
1999	TOYOTA	LWB	2.4		DXC654NW	42 000.00
2007	TOYOTA	LWB	2.5D-4D R/B		FVB975NW	184 192.00	159 352.25
	NISSAN	D/CAB				140 000.00
1983	GYPSEY	CARAVAN			CLR589NW	20 000.00
2002	BELL	DUMP TRUCK	B40CM		BAT6042	950 000.00	716 589.46
2005	BELL		B30D		5165	925 000.00	799 840.68
2005	BELL		B30D		5436	925 000.00	799 840.68
2005	FINLAY MEGATRACK	SCREEN	883		FRT540583	1 100 000.00	962 588.87
	FURUKAWA	FRONT-END LOADER	230			450 000.00
2004	KOMATSU	BACKACTOR	PC800 SE-7		112823	2 100 000.00	1 553 418.19
2006	KOMATSU	EXCAVATOR	PC350LC- 7		25229	1 401 500.00	1 396 653.66
2006	KOMATSU	EXCAVATOR	WA 380-5	1	62027	1 251 500.00	1 247 172.84
2006	KOMATSU	EXCAVATOR	WA 380-5	2	62028	1 251 500.00	1 247 127.84
2006	KOMATSU	EXCAVATOR	WA 380-5	3	62031	1 251 500.00	1 247 172.84
	RECOVERY PLANT					1 200 000.00
2007	FLOWSORT X-RAY DIAMOND RECOVERY MACHINE				413	690 000.00	650 140.76
2006	SKANIA		250KVA			190 000.00
2001	250KVA CUMMINS					190 000.00
2007	45KVA PERKINS					75 000.00
	500KVA No 2					110 000.00
	16mm HIGH VOLT CABLE 2,000m					160 000.00
	25KVA TRANS					12 000.00
	100KVA TRANS					23 000.00
	PAN NOMMER 1 Scrubber					450 000.00
	PAN NOMMER 2 Scrubber					450 000.00
	PAN NOMMER 3					300 000.00

PAN NOMMER 4		400 000.00
SCREEN 6x12		80 000.00
SCREEN 4x8 2 No		160 000.00
DEWATERING SCREEN 9x4		25 000.00
SEPERATOR COMPLETE		30 000.00
CONVEYOR		100 000.00
CONVEYOR		100 000.00
FEEDER BIN		720 000.00
3 CONTAINERS		30 000.00
OLIE CONTAINER		70 000.00
CONTAINERS		27 000.00
6m CONTAINER CONVERT TO ABLUSION	CWLU8214895	52 750.00
SLEEPING QUARTERS 324m		145 000.00
GENERAL EQUIPMENT TO OPERATE SITE		2 500 000.00

SCHEDULE C

SALE LIABILITIES

SCHEDULE D

TRANSFERRING EMPLOYEES

EMPLOYEE NUMBER	NAME	JOB TITLE	ID NUMBER
004	MR A THOM	ELECTRICIAN	6410255584083
005	MR P PHUTIAGAE	FOREMAN	8309255621069
006	MR WM HALOM	WELDER	7008150 1001
008	MR LL PHITIAGE	DUMPER	7901315535086
009	MR MJ MOKHALI	DUMPER	5 0514530608
011	MR IA KUBU	LAAIGRAAF	7009096515089
012	MR MD DIRE	LAAIGRAAF	7904235760085
015	MR LG SEIPATO	FINLAY	6811165290085
020	MR MP MEDUPE	PORREL	8201146099086
023	MR TE BOUMAN	CONVEYOR BELT H	83
024	MR D SEI	LAAIGRAAF DRYWER	7806266190064
025	MR T BOIKANYO	LOSHAND	5801155871086
028	MR D KOPANE	LOSHAND
029	MR PJ BOIKANYO	CONVEYOR BELT H	7807025485068
031	MR S MADIBO	LOSHAND	7808305538083
035	MR R MADISO		7308185940087
036	MR BD MOKGWAFTSO		6212095129088
037	MR D KADI
040	MR CP MOHONO	BACKACTOR DRYWER	7504186012088
019	MR ES LUKOZI
051	MR TG NTSANE		8106166720086
065	MR S MONGALE	LAAIGRAAF DRYWER
070	MNR H NTSIDI
074	MNR H BOGATSU
082	MNR S MATWA
083	MNR G VAN DER LINDE
0	MNR K KGENGWE	PORREL	8303305348086
088	MNR HARRY TLIBAKOGOANA		860616672085
095	MNR N ILHOILHOMISANG
097	MNR PP NKETSI		8009106128008
104	MNR AM PHITIAGAE	FINALY	6812165637085
105	MNR N NTSIDI		7802035912080
101	MNR D MAREBE
112	MNR S LEBOPO
113	MNR I BOIKANYO

EMPLOYEE NUMBER	NAME	JOB TITLE	ID NUMBER
114	MNR J MOOKAPILO
118	MNR S MADISO		700709512
121	MNR J MADUNA	DUMPER DRIVER
123	MNR S GALEEMELME
129	MNR AD MOKOENA	PORREL	7701185874084
135	MR J MATSEPE		8610095690085
136	MR S BOTLHOKWANE	LOSHAND
137	MR H SEBOGODI	LOSHAND
138	MR P MATTHEWS
139	MR J MOKWENA	PORREL
144	MR A KHOZA	CONVEYOR BELT H
149	MR JAN SESINYI	PANDRYWER	5506135719087
151	MR D DINTWE	LOSHAND
152	MR J DINTWE	LOSHAND
158	MR T HLAGAASWANE	LOSHAND
159	MR M NKOMO	LOSHAND
160	MR MA MAHIATSI	LAAIGRAAF DRYWER	8411215
161	MR T SEPOLE	LOSHAND
165	MR J RAMPAI	LOSHAND	6211105716085
166	MR L WANA	MECHANIC HANDLANGER
167	MR C RAMARJDANA	LOSHAND
168	MR A THUTHAGAF	FINLAY
179	MR I SIMON	CONVEYOR BELT H
173	MR M GAFJ	CONVEYOR BELT H	8602235989089
175	MR H JULY	DRYWER
176	MR D MATLOATANE	DUMPER DRIVER
177	MR P DAMP	LAAIGRAAF DRYWER
178	MR J NTSIDI	CONVEYOR BELT H
179	MR J SEIPHETOHO	CONVEYOR BELT H
181	MR V MOLIDI	WELDER
182	MR BS KWASA	BACKACTOR DRYWER	6201015825084
183	MR A SET HOLHO	BACKACTOR DRYWER
184	MR J SERAKE	CONVEYOR BELT H
186	MR R MOTLHABANE	BACKACTOR DRYWER
187	MR A GOLDEN	PORREL
188	MR J MOTIATELE	CONVEYOR BELT H
189	MR J PORRELMAN	PORREL

EMPLOYEE NUMBER	NAME	JOB TITLE	ID NUMBER
191	MR B DUMPER DRYWER	DUMPER DRIVER
192	MR S SANCOERE	DOZER DRYWER	7103037134088
194	MR J MODIKE	BACKACTOR DRYWER
195	MR J SAKJWE	PORREL
196	MR D MADIBO	LOSHAND
199	MR I LEBOPO	LOSHAND
200	MR J MASILO	DRYWER
201	MR J DLAMINI	DOZER DRYWER
202	MR I SATSEPE	FINLAY
001	MR DT JANSE VA RENSBURG		580325113087
007	MR M ERASMUS		800916568038
008	MR R ERASMUS
009	MR J DE BEER
010	MR DA VILJOEN		8404175256083
011	MR BVD BURCKARD		3503185020